Exhibit 99.1

                                                          Contact: Paul V. Maier
                                                   Senior Vice President and CFO
                                                                  (858) 550-7573

         LIGAND RAISES $47 MILLION IN PRIVATE PLACEMENT OF COMMON STOCK

     SAN DIEGO, CALIF., SEPTEMBER 11, 2003 - Ligand Pharmaceuticals (Nasdaq:
LGND) announced today the completion of a private placement of 3.48 million shares of its common stock to selected institutional and accredited investors, including current shareholders, with gross proceeds of approximately $47 million.

     Ligand intends to use the net proceeds of the private placement to support its working capital priorities, such as qualifying second source contract manufacturer(s) for AVINZA(R) (morphine sulfate extended-release capsules) and ONTAK(R) (denileukin diftitox), completion of development of a second generation formulation of ONTAK, continuing expansion of commercial support activities for AVINZA and ONTAK, and for general corporate purposes.

     The shares of common stock sold in the placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Ligand has agreed to register the shares for resale. This press release does not constitute an offer or sale of any securities.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to WWW.LIGAND.COM.

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to the use of proceeds, participation rights and registration. Actual events or results may differ from Ligand's expectations. For example, we may not be able to qualify second source manufacturer(s), develop a second generation formulation of ONTAK, or support our sales and marketing efforts, and we may not have sufficient funds for all the uses mentioned. Registration of the shares may not be timely, and exemption may not be available. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via the company's internet site at WWW.LIGAND.COM. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.


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